Exhibit 21

SUBSIDIARIES OF GLOBAL EAGLE ENTERTAINMENT INC.

The following is a list of subsidiaries of the Company as of December 31, 2019, omitting certain subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

SUBSIDIARIES	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Advanced Film GmbH	Germany
Airline Media Productions, Inc.	Delaware
DTI Software FZ-LLC	United Arab Emirates
DTI Software Inc.	Canada
Emerging Markets Communications Argentina, S.R.L.	Argentina
Emerging Markets Communications Deutschland GmbH	Germany
Emerging Markets Communications, LLC	Delaware
Entertainment in Motion, Inc.	California
Western Outdoor Interactive Pvt. Ltd. (formerly Fairdeal Multimedia Pvt. Ltd.)	India
Global Eagle Entertainment GmbH	Germany
Global Eagle Entertainment Limited	United Kingdom
Global Eagle Entertainment Luxembourg II S.à r.l.	Luxembourg
Global Eagle Entertainment Operations Solutions, Inc.	Delaware
Global Eagle Entertainment Spain SL	Spain
Global Entertainment GmbH	Germany
IFE Services Limited	United Kingdom
IFES Acquisition Corp. Ltd	United Kingdom
Inflight Production Ltd	United Kingdom
Inflight Production B.V.	Netherlands
Inflight Productions USA Inc.	California
Maritime Telecommunications Network, Inc.	Colorado
Row 44, Inc.	Delaware